Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-282673 and File No. 333-216504) and Form S-3 (File No. 333-267067) of our report dated May 28, 2026, with respect to the consolidated financial statements of Sono-Tek Corporation included in this Annual Report on Form 10-K for the year ended February 28, 2026.

CBIZ CPAs P.C.

Morristown, New Jersey

May 28, 2026